090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120645053-68
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/20/2012 1:01 PM
	Entity Number E0102972005-7

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Leatt Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article III of the Articles of Incorporation is hereby replaced in its entirety by the text provided in Attachment A hereto (which is incorporated herein and made a part hereof).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO ARTICLES OF INCORPORATION

LEATT CORPORATION

(Pursuant to Section 78.385 and 78.390 of the Nevada Revised Statutes)

Article III of the Articles of Incorporation is hereby replaced in its entirety by the following text:

> "The Corporation shall have authority to issue Twenty-Nine Million One Hundred and Twenty Thousand (29,120,000) shares of capital stock, of which Twenty-Eight Million (28,000,000) shares shall be designated "Common Stock," par value of $0.001 per share, and One Million One Hundred and Twenty Thousand (1,120,000) shares shall be designated "Preferred Stock," par value of $0.001 per share. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences.
>
> The Board of Directors of the Corporation shall have authority to prescribe and issue the Preferred Stock in one or more series and to prescribe the number of shares constituting and the designation of each such series of Preferred Stock and the rights, voting powers, designations, preferences, privileges, limitations, dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences; provided, however, that, if more than one series of Preferred Stock is issued, the Board of Directors shall, by resolution, prescribe a distinguishing designation for each such series; and provided, further, that the rights prescribed by the Board of Directors with respect to voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designations must be described in a resolution of the Board of Directors prior to the issuance of such shares and a certificate describing such rights must be filed in accordance with Nevada law. Fully-paid stock of the Corporation shall not be liable to any further call or assessment.
>
> Effective as of September 20, 2012, the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split, or consolidated, on a 1-for-25 basis, and stockholders shall receive one (1) share of Common Stock of the Corporation, $0.001 par value, for each twenty-five (25) shares of Common Stock, $0.001 par value, held by them prior to the reverse split. This reverse split shall affect only issued and outstanding shares. No scrip or fractional shares will be issued in connection with the reverse split and each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share. Except as specifically provided herein, the Corporation's Articles of Incorporation shall remain unmodified and shall continue in full force and effect."